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                                                                   EXHIBIT 10.53

                                    AMENDMENT
                       TO THE DIRECTORS' STOCK OPTION PLAN

              ADOPTED FEBRUARY 23, 1999 AND EFFECTIVE MARCH 1, 1995

I. Pursuant to Section 17.2 of the Guilford Pharmaceuticals Inc. Directors' Stock Option Plan (the "Directors' Plan") vesting of the options upon termination of service is modified by amending Section 9 of the Directors' Plan to read as follows:

                  OPTION PERIOD

                  An Option shall be exercisable only during the Option Period. The Option Period shall commence on the Grant Date and shall end at the close of Business on the Expiration Date. Unless otherwise provided in the Stock Option Agreement, the Optionee may exercise the Option only while serving as an Eligible Director or for six months after termination of status as an Eligible Director. Upon Optionee's termination of status as an Eligible Director, the Optionee may (subject to the limitations on exercise set forth in Section 8, above) exercise all or any part of the Option, but only to the extent the Option was exercisable at the time of the termination of status as an Eligible Director (unless the Stock Option Agreement provides otherwise) and prior to the termination of the Option.




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